Contact:

VAHAN KOLOLIAN
Chairman of the Board
Terra Nova Acquisition Corporation
(416) 644-6000

FOR IMMEDIATE RELEASE
---------------------

                      TERRA NOVA ACQUISITION CORPORATION'S
                 OVERALLOTMENT OPTION EXERCISED BY UNDERWRITERS
                 ----------------------------------------------

         TORONTO, ONTARIO, CANADA, April 26, 2005 - Terra Nova Acquisition
Corporation (OTC Bulletin Board: TNVAU) announced today that the underwriters for its initial public offering exercised their option to purchase the full
720,000 units subject to the underwriters' over-allotment option and purchased such units April 26, 2005. Each unit sold by the Company consisted of one share of common stock and two warrants. The 5,520,000 units sold in the offering, including the 720,000 units subject to the underwriters' over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $33,120,000 to the Company. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue,
Suite 1203, New York, New York 10016.

         EarlyBirdCapital, Inc. has previously notified the Company that separate trading of the common stock and warrants included in the units would commence on or about April 29, 2005. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the OTC
Bulletin Board under the symbols TNVA and TNVAW, respectively.

                                      # # #